Exhibit 99

Investor Contact:
Victor Chynoweth
206.701.2280

Cray Inc. Reports First Quarter 2004 Financial Results

Company announces $43 million international procurement win

SEATTLE – April 29, 2004 – Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today reported financial results for the first quarter ended March 31, 2004.

The company reported total revenue of $42.1 million for the first quarter, compared to $44.1 million in the same period last year. Operations for the period resulted in a loss of $3.8 million, or $.05 per share, compared to net income of $1.2 million, or $.02 per share, in the first quarter of 2003.

Product gross margin declined to 30.4 percent from 42.1 percent in the first quarter of 2003 due primarily to product mix. The company shipped fewer-than-anticipated Cray X1™ systems and shipped some lower-margin cluster systems. Additionally, low-margin revenue was generated from continued performance on the Red Storm and Cascade engineering projects.

Service revenue declined as expected to $13.8 million, from $16.8 million in the first quarter of 2003. Service margin, at 37.7 percent, was above target.

“Quarter one results were affected by government procurement delays and a general slow-down in the defense segment,” said Jim Rottsolk, CEO of Cray Inc. “While we are making progress on the sales front and orders have begun to pick up, the weakness in revenue experienced in the first quarter will continue through the first half. Until we introduce the Cray X1E™, Red Storm and Cray XD1™ products in the second half, the Cray X1 system remains our major source of revenue.”

“Once these new products become available, we anticipate significant, accelerating growth. However, it is unlikely that we will make up for the first half shortfall in time to meet our 2004 plan,” said Rottsolk. “We are focused on building our order pipeline, delivering new products and positioning the company for substantial growth and profitability.”

“By the end of 2004, we will have the strongest product portfolio in the industry,” Rottsolk added. “With the Cray XD1 system along with our previously announced Red Storm and Cray X1 systems, we can address the entire HPC market with high-bandwidth, purpose-built solutions.”

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Recent Highlights

We are pleased to announce that Korea’s Public Procurement Service has selected Cray to supply the next-generation supercomputer to the Korea Meteorological Administration. This award, based on the Cray X1 product family, is worth more than $43 million and is subject to contract completion.

Separately, the Pittsburgh Supercomputing Center (PSC) has advised Cray that it is placing an advance order for the company’s upcoming product based on the Sandia “Red Storm” supercomputer. This is the first disclosed customer for the new product line, which will be launched later this year.

Cray previously announced an order for a Cray X1 supercomputer system from Madison Research Corporation for the U.S. Army Space and Missile Defense Command (SMDC). The company also announced the first Cray X1 system order in the subcontinent of India from the Tata Institute of Fundamental Research.

On April 1, Cray completed the acquisition of Vancouver-based OctigaBay Systems Corporation and announced the naming of its high bandwidth product now known as the Cray XD1 system. According to IDC, this acquisition, together with the Red Storm product, more than quadruples Cray’s addressable market. The first Cray XD1 beta system has already shipped, with other beta systems expected to follow during the second quarter. Said Rottsolk, “The addition of the Cray Canada team is very exciting for us. The XD1 system rounds out our HPC product line and opens the door to market expansion beyond traditional HPC users.”

Investor Conference Call

Management will discuss results and the company’s outlook followed by a question and answer session for investors today, April 29 at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time). The call in number is (800) 867-0448. International callers should dial (303) 275-2170. If you are unable to participate, a replay will be available from 10 a.m. Pacific Time on April 29, 2004 for 48 hours. To access, dial (800) 405-2236, or (303) 590-3000 (international) – enter access code 576111. The conference call will be webcast live and will be archived for 90 days. It will be available in the Investors section of the Cray website at http://investors.cray.com.

About Cray Inc.

Cray’s mission is to be the premier provider of supercomputing solutions for its customers’ most challenging scientific and engineering problems. Go to www.cray.com for more information about the company.

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Safe Harbor Statement

This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. These include the technical challenges of developing high performance computing systems, fluctuating quarterly operating results, government support and timing of supercomputer system purchases, the successful porting of application programs to Cray computer systems, reliance on third-party suppliers, Cray’s ability to keep up with rapid technological change, Cray’s ability to compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s Annual Report on Form 10-K filed with the SEC on March 12, 2004.

Cray is a registered trademark of Cray Inc. All other trademarks are the property of their respective owners.

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TABLES TO FOLLOW

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2003	2004
REVENUE:
Product	$27,284	$28,368
Service	16,845	13,767

Total revenue	44,129	42,135

OPERATING EXPENSES:
Cost of product revenue	17,675	19,755
Cost of service revenue	10,281	8,581
Research and development	7,475	9,042
Marketing and sales	5,521	7,646
General and administrative	1,874	2,873

Total operating expenses	42,826	47,897

Income (loss) from operations	1,303	(5,762)
OTHER EXPENSE, NET	(53)	(386)
INTEREST INCOME, NET	6	143

Income (loss) before income taxes	1,256	(6,005)
INCOME TAX EXPENSE (BENEFIT)	59	(2,162)

Net income (loss)	$1,197	$(3,843)

Net income (loss) per common share:
Basic	$0.02	$(0.05)

Diluted	$0.02	$(0.05)

Weighted average shares outstanding:
Basic	59,780	72,977

Diluted	72,764	72,977

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS

	December 31,	March 31,
	2003	2004
		(unaudited)
Current assets:
Cash and cash equivalents	$39,773	$33,319
Short term investments, available for sale	34,570	38,690
Accounts receivable, net of allowance of $1,125 in 2003 and 2004	48,474	43,506
Inventory	43,022	46,836
Prepaid expenses and other assets	18,932	17,036

Total current assets	184,771	179,387
Property and equipment, net	26,157	29,536
Service spares, net	4,925	3,636
Goodwill	13,344	13,344
Deferred tax asset	58,595	61,933
Other assets	3,797	3,734

TOTAL	$291,589	$291,570

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,553	$14,074
Accrued payroll and related expenses	19,035	16,127
Deferred revenue	33,233	36,473
Other accrued liabilities	3,480	1,540
Warranty reserves	655

Total current liabilities	68,956	68,214
Shareholders’ equity:
Common Stock, par $.01 - Authorized, 120,000 shares; issued and outstanding, 72,601 and 73,280 shares, respectively	312,646	316,918
Deferred compensation	(105)	(60)
Accumulated other comprehensive loss	(807)	(558)
Accumulated deficit	(89,101)	(92,944)

	222,633	223,356

TOTAL	$291,589	$291,570